UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Catalina Marketing Corporation

(Name of Registrant as Specified in Its Charter)

(N/A)

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NEWS
INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Chris Ingham
Executive Director of Financial Planning
(727) 579-5020

MEDIA CONTACT:
Nicole Andriso
Director, Public Relations
(727) 563-5822

ISS and Glass Lewis Each Recommend Catalina Shareholders Vote 'For' Proposed 32.50 Cash Merger with Hellman & Friedman

Catalina Marketing Corporation (NYSE: POS) today announced that Institutional Shareholder Services (ISS) and Glass, Lewis & Co. (Glass Lewis), two leading independent proxy advisory firms, have recommended that the holders of common shares of Catalina vote “FOR” the proposed acquisition of Catalina by funds affiliated with Hellman & Friedman LLC. The special meeting is scheduled to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street New York, NY, on August 13, 2007 at 10 A.M. Eastern Daylight Time.  Stockholders of record as of the close of business on June 28, 2007 will be entitled to vote at the special meeting of stockholders.

Shareholders who have questions or require assistance in voting their shares should contact Catalina’s proxy solicitor, Georgeson Inc., toll free at (866) 541-3556.

Cautionary Statement

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with funds affiliated with Hellman & Friedman LLC, the outcome of any legal proceedings that have been or may be instituted against the company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger; and risks that the proposed transaction diverts management or disrupts current plans and operations and any potential difficulties in employee retention as a result of the merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger.

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